Exhibit (a)(5)(G)

MEMORANDUM OF UNDERSTANDING

The parties to the putative class action filed in the Supreme Court of the State of New York, New York County (the “Court”), and captioned Broadbased Equities v. Yde, et al., Index No. 652413/2011 (the “Class Action”), by and through their respective attorneys, have reached an agreement in principle providing for the settlement of the Class Action on the terms and subject to the conditions set forth in this Memorandum of Understanding (“MOU”), dated September 13, 2011:

WHEREAS, on August 3, 2011, GTCR LLC and its affiliates GTCR Gridlock Holdings, Inc. and GTCR Gridlock Acquisition Sub, Inc. (collectively, “GTCR”) announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated August 2, 2011, with Global Traffic Network, Inc. (“GNET” or the “Company”), pursuant to which GTCR would make a tender offer for the outstanding shares of GNET stock at $14.00 per share, which if successful, will result in the merger of an affiliate of GTCR with GNET at the same price (the “Offer and Merger”);

WHEREAS, on August 9, 2011, GNET filed its Recommendation Statement with respect to the Offer and Merger on Schedule 14D-9 (the “14D-9”) with the U.S. Securities and Exchange Commission;

WHEREAS, on August 31, 2011, plaintiff Broadbased Equities (“Plaintiff”) commenced a class action lawsuit against GTCR, GNET, and GNET’s directors William L. Yde III, Dale C. Arfman, Gary O. Benson, Shane E. Coppola, William M. Mower, and Stuart R. Romenesko, alleging, among other things, that the GNET directors failed to discharge their fiduciary duties to shareholders by maximizing the value of the Company and by failing to disclose all material information regarding the Offer and Merger;

WHEREAS, on September 6, 2011, the Court signed an Order to Show Cause scheduling a hearing on Plaintiff’s Motion for a TRO and expedited discovery for September 13, 2011 at 2:15 p.m. and directing that any opposition be served and filed by September 12, 2011;

WHEREAS, Defendants produced to Plaintiff’s counsel various categories of internal, non-public documents on an expedited basis, including, among other things, minutes of meetings of GNET’s Board of Directors and Special Committee, presentation materials and analyses prepared by the Special Committee’s financial advisor, Moelis & Company (“Moelis”), and the engagement agreement of Moelis, all of which Plaintiffs’ counsel have reviewed;

WHEREAS, between September 9, 2011 and the date hereof, counsel for the parties discussed Plaintiff’s claims in the Class Action and Plaintiff’s demands for additional disclosures in connection with the 14D-9;

WHEREAS, after additional negotiations, the parties reached an agreement to settle the Class Action on the terms and conditions set forth below (the “Settlement”);

WHEREAS, Plaintiff’s counsel has determined that a settlement of the Class Action on the terms reflected in this MOU is fair, reasonable, adequate, and in the best interests of GNET’s shareholders;

WHEREAS, Defendants have consented to the conditional certification of the Class Action as an opt-out class action pursuant to Section 901 of the New York Civil Practice Law and Rules (“CPLR”) for settlement purposes only, as defined in ¶4(a) hereinafter;

WHEREAS, Defendants, solely to avoid the costs, disruption, and distraction of further litigation, and without admitting the validity of any allegations made in the Class Action, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled on the terms reflected in this MOU;

WHEREAS, Defendants maintain that they have committed no disclosure violations or any other breach of law or duty whatsoever in connection with the Offer and Merger or the 14D-9;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. In consideration for the settlement and dismissal with prejudice of the Class Action and the releases provided herein, GNET, on behalf of all Defendants, will provide to GNET’s shareholders the additional disclosures identified in Exhibit A attached hereto. GTCR will extend the expiration of the Offer until 5:00 p.m. Eastern Time on Friday, September 23, 2011, in order to allow GNET shareholders additional time to consider the Disclosures.

2. Defendants acknowledge that the prosecution of the Class Action and the efforts of Plaintiffs’ counsel were the sole factors that led to the additional disclosures identified in Exhibit A.

3. Defendants will provide (and arrange for the cooperation of Moelis to provide) to Plaintiffs’ counsel such reasonable discovery, including depositions, as is necessary for Plaintiffs to confirm the fairness, reasonableness, and adequacy of the Settlement.

4. Counsel for the parties to the Class Action will in good faith and using their best efforts, agree upon and execute, following completion of the discovery outlined in paragraph 3, above, an appropriate Stipulation of Settlement (the “Stipulation”) and such other documentation as may be required to obtain final Court approval of the Settlement, and the dismissal of the Class Action upon the terms outlined in this MOU (collectively, the “Settlement Documents”). The Stipulation shall provide, among other things:

a. For the certification of an opt-out class, for settlement purposes only, pursuant to N.Y. C.P.L.R. §§ 901-909, consisting of all record and beneficial owners of common stock of GNET at any time during the period beginning on August 3, 2011 through and including the date of the completion of the Offer and Merger, including, to the extent acting as such, any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the “Class”). Excluded from the Class are Defendants, members of the immediate family of any Defendant, corporate entities controlled by any Defendant, and any entity in which a Defendant has or had a controlling interest, and the legal representatives, heirs, successors or assigns of any such excluded person.

b. For the right of Defendants to terminate the Settlement if shareholders (other than any shareholder who has filed a Schedule 13D or a Schedule 14D-9 prior to the date hereof relating to the Offer) owning an aggregate of more than two (2) percent of GNET’s common stock elect to opt-out of the Settlement.

c. For the entry of a final judgment and grant of complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Class Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, fraudulent inducement, breach of any duty, violations of securities laws, negligence or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against the Defendants (or any one of them) and/or any of their respective families, parent entities, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, shareholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively, the “Released Persons”), whether or not any such Released Person was named, served with process or appeared in the Class Action, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced by, involved, or set forth in, or relating to the Complaint filed in the Class Action or any allegations therein, to the Offer and Merger, to the Merger Agreement and/or any related agreements, to the adequacy of the Offer and Merger consideration, to the negotiations preceding the Offer and Merger and the Merger Agreement, to the fiduciary obligations of any of the Defendants or Released Persons in connection with the Merger, and/or to the disclosure obligations of any of the Defendants or Released Persons in connection with the Offer and Merger, including but not limited to the 14D-9 (the “Settled Claims”), provided, however, that the Settled Claims shall not include any claims to enforce the Settlement, any claim by any Defendant against any insurance carrier, or any properly perfected claims for appraisal (with the proviso that Defendants do not believe that there are or will be any appraisal rights available as a matter of law and that nothing contained herein shall be construed to affect Defendants’ ability to argue the same).

d. That Defendants release Plaintiff and its counsel from all claims arising out of the instituting, prosecution, settlement or resolution of the Action, provided however, that Defendants and the Released Persons retain the right to enforce the terms of the Stipulation or this MOU;

e. That the releases contemplated by the Settlement shall extend to claims that Plaintiff, members of the Class, and Defendants do not know or suspect to exist at the time of the release, which, if known, might have affected the decision to enter into the release or to object or not to object to the Settlement (“Unknown Claims”). Plaintiff, members of the Class, and Defendants shall be deemed to waive, and shall waive and relinquish to the fullest extent permitted by law, any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of Unknown Claims; further, with respect to any and all of the Released Claims, including any and all Unknown Claims, that Plaintiff, members of the Class, and Defendants shall be deemed to waive, and shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR;

f. Plaintiff, members of the Class, and Defendants also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542; and Plaintiff, on behalf of the Class, and Defendants acknowledge that members of the Class and Defendants may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is the intention of Plaintiff, on behalf of the Class, and Defendants to fully, finally and forever settle and release any and all Released Claims, including any and all Unknown Claims, hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

g. That in the event the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of the Class in future proceedings.

h. That Defendants have denied and continue to deny they have committed or attempted to commit any violations of law or breached any duty owed to GNET and/or its shareholders.

i. That the failure of the Court to approve the parties’ resolution of the claim by Plaintiff’s counsel for attorneys’ fees and expenses in whole or in part shall have no effect on the Settlement set forth in the Stipulation.

5. The parties to the Action agree that except as expressly provided herein or Ordered by the Court, the Class Action shall be stayed pending the Court’s decision on approval of the Settlement.

6. The cost and administrative responsibility of disseminating notice of the proposed Settlement to GNET’s shareholders shall be assumed by GNET. Subject to the approval of the Court, this requirement shall be satisfied via a notice of settlement, which will be printed and mailed to GNET’s shareholders, at GNET’s expense.

7. This Settlement is subject to: (a) Plaintiffs’ confirmation, following completion of reasonable confirmatory discovery as set forth in paragraph 3 above, that the proposed Settlement is fair and reasonable; (b) the drafting and execution of the Settlement Documents; (c) approval of the form of notice by the Court, and the providing of notice to Class members as approved by the Court; (d) final Court certification of the Class, approval of the Settlement, and dismissal of the Class Action with prejudice and without awarding costs to any party except pursuant to paragraphs 6 and 10 hereof, and (e) successful completion of the Offer and Merger. This MOU shall be null and void and of no force and effect should any of the conditions set forth herein not be met, in which event this MOU shall not be deemed to prejudice in any way the positions of the parties with respect to the Class Action nor to entitle any party to the recovery of costs and expenses intended to implement this MOU (except (a) as provided in paragraph 6 hereof for the costs of notice and (b) Plaintiffs may make an application for attorneys’ fees and expenses as set forth in paragraph 9 herein, subject to Defendants’ ability to oppose such application). In any such event, this MOU shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Class Action, and neither the existence of this MOU nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Class Action or in any other litigation or judicial proceeding.

8. Defendants have denied, and continue to deny, that any of them has committed or threatened to commit any violations of law or breaches of duty to Plaintiffs, the Class or anyone else. Defendants are agreeing to the Settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation.

9. The Stipulation will also provide that the Defendants acknowledge that Plaintiff’s Counsel in the Action have a claim for attorneys’ fees and reimbursement of expenses based upon the benefits that the Settlement has and will provide to the Class. Rather than continuing to litigate this issue, the parties to this Memorandum (after negotiating the other elements of the Memorandum) agreed that, subject to Court approval of the Settlement, Defendants (or their successor(s) in interest or their insurers if applicable) will cause to be paid to Plaintiff’s Counsel the sum of $500,000 in the aggregate, or such other amount approved by the Court, in full settlement of this claim for attorneys’ fees and expenses. The amounts paid to Plaintiff’s Counsel for attorneys’ fees and expenses will not be paid out of amounts that would otherwise have been paid to Class Members, and in no event shall Defendants pay more than $500,000 in the aggregate in attorneys’ fees and expenses. The payment in settlement of this claim for attorneys’ fees and expenses will be made within twenty (20) days after both the Court approval of the Settlement and the dismissal of the Action have become final. At the time the fees and expenses are paid they shall be paid by check made payable to The Brualdi Law Firm, P.C. Defendants will not appeal from any order with respect to the award of attorneys’ fees and expenses provided that such fees and expenses do not exceed $500,000 in the aggregate and agree not to oppose such fees either at the trial court or on any appeal by class members.

10. This MOU may be executed in multiple counterparts by any of the signatories hereto, including by facsimile or pdf, and as so executed shall constitute one agreement.

11. This MOU will be executed by counsel for the parties to the Class Action, each of whom represents and warrants as to authority from that counsel’s respective client(s) to enter into this MOU and bind the client(s) thereto. Plaintiff and its counsel represent and warrant that Plaintiff is the only holders and owners of the claims and causes of action asserted by it on its own behalf in the Class Action, that none of Plaintiff’s claims or causes of action referred to in the MOU have been assigned, encumbered or in any manner transferred in whole or in part, that Plaintiff owned shares in GNET as of the date the Complaint was filed, and that Plaintiff continues to own those shares as of the date hereof.

12. This MOU and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to New York conflict of law rules. Any dispute arising out of or relating in any way to this MOU, the Stipulation or the Settlement contemplated thereby shall not be litigated or otherwise pursued in any forum or venue other than the Court.

13. This MOU may be modified or amended only by a writing signed by the signatories hereto.

14. This MOU shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

Richard B. Brualdi Gaitri Boodhoo David Titus THE BRUALDI LAW FIRM, P.C. 29 Broadway, Suite 2400 New York, NY 10006 Telephone No. (212) 952-0602 Attorneys for Plaintiff Broadbased Equities

Alan J. Stone

LaTonya Brooks

MILBANK TWEED HADLEY & McCLOY LLP

1 Chase Manhattan Plaza

New York, NY 10005

Telephone No. (212) 530-5000

Attorneys for Defendants Global Traffic

Network, Inc., William L. Yde III, Dale C.

Arfman, Gary O. Benson, Shane E. Coppola,

William M. Mower and Stuart R. Romenesko

Blair G. Connelly Christopher R. Harris LATHAM & WATKINS LLP 885 Third Avenue New York, NY 10022 Telephone No. (212) 906-1200

Attorneys for Defendants GTCR LLC, GTCR Gridlock Holdings, Inc. and GTCR Gridlock Acquisition Sub, Inc.